Exhibit 13(a)(4)

Change in Independent Registered Public Accounting Firm
Effective December 12, 2023, Cohen & Company, Ltd. (“Cohen”) was dismissed as the independent registered public accounting firm for the Trajan Wealth Income Opportunities ETF (the “ETF”). At a meeting held on September 14, 2023, based on the recommendation and approval of the Audit Committee, the Board of Trustees approved the appointment of Tait, Weller & Baker, LLP (“Tait Weller) as the Fund’s independent registered public accounting firm for the fiscal year ending September 30, 2024.
Cohen’s audit report on the ETF’s financial statements for the fiscal year ended September 30, 2023 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal year ended September 30, 2023 and the subsequent interim period through December 12, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused them to make a reference in connection with their opinion to the subject matter of the disagreement.
The registrant requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.
During the fiscal periods ended September 30, 2022 and September 30, 2023 and through the subsequent interim period through December 12, 2023, neither the ETF, nor anyone on the ETF’s behalf, consulted with Tait Weller with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the ETF’s financial statements, and no written report or oral advice was provided that Tait Weller concluded was an important factor considered by the ETF in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(v) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-k).

Exhibit 13(a)(4)

May 30, 2024
U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549
Re: Spinnaker ETF Series (Trajan Wealth Income Opportunities ETF)
File no. 811-22398
Dear Sir or Madam:
We have read Exhibit 13(a)(4) of Form N-CSRS of Trajan Wealth Income Opportunities ETF, a series of Spinnaker ETF Series, dated May 30, 2024 and agree with the statements concerning our Firm contained therein.
Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.